CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2012	$1,500,000	$106.95

October 2010 Pricing Supplement No. 543 Registration Statement No. 333-156423 Dated October 6, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the underlying commodity index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity.  At maturity, if the underlying commodity index has depreciated in value and (i) if the index value has not declined by more than the buffer amount, the Buffered PLUS will redeem for par or (ii) if the index value has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. Investors could lose up to 90% of the stated principal amount of the Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	October 12, 2012
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Aggregate principal amount:	$1,500,000
Payment at maturity:	At maturity, you will receive an amount per Buffered PLUS equal to:
•	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000

•
If the final index value is less than 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 or more than $1,215 per Buffered PLUS.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	141.433, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	October 9, 2012, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	10%
Maximum payment at maturity:	$1,215 per Buffered PLUS (121.5% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	October 6, 2010
Original issue date:	October 12, 2010 (3 business days after the pricing date)
CUSIP:	617482NV2
ISIN:	US617482NV22
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$6.25	$993.75
Total	$1,500,000	$9,375	$1,490,625
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $6.25 for each $1,000 stated principal amount of Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 2010	Page 1

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for Commodity PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the official settlement price of the underlying commodity index on the valuation date.  Under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.  The Buffered PLUS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 6, 2010	October 12, 2010 (3 business days after the pricing date)	October 12, 2012
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Underlying commodity index publisher:	Dow Jones & Company, Inc., in conjunction with UBS Securities LLC
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount:	$1,500,000
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	At maturity, you will receive an amount per Buffered PLUS equal to:
•	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000

•
If the final index value is less than 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100

This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment due at maturity on the Buffered PLUS be less than $100 or more than $1,215 per Buffered PLUS.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Buffer amount:	10%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	141.433, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	October 9, 2012, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	$1,215 per Buffered PLUS (121.5% of the stated principal amount)
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

October 2010	Page 2

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482NV2
ISIN:	US617482NV22
Minimum ticketing size:	1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in swaps or futures contracts on the underlying commodity index or on the commodity contracts that underlie the underlying commodity index.  Such purchase activity could have increased the value of the underlying commodity index on the pricing date and therefore could have increased the value at which the underlying commodity index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the

October 2010	Page 3

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will receive from the Agent, MS & Co., a fixed sales commission of $6.25 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is

October 2010	Page 4

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2010	Page 5

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$1,215 per Buffered PLUS (121.5% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying commodity index over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, an investor would realize the maximum payment at maturity at a final index value of 110.75% of the initial index value.  Based on the terms above:

▪	If the underlying commodity index appreciates 5%, investors would receive a 10% return, or $1,100.

▪	If the underlying commodity index appreciates 90%, investors would receive only the maximum payment at maturity of 121.5% of the stated principal amount, or $1,215.

▪
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors would receive the stated principal amount of $1,000.

▪
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors would receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity index from the initial index value, plus the buffer amount of 10%.  The minimum payment at maturity is $100 per Buffered PLUS.

▪	If the underlying commodity index depreciates 40%, investors would lose 30% of their principal and receive only $700 per Buffered PLUS at maturity, or 70% of the stated principal amount.

October 2010	Page 6

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the value of the underlying commodity index on the valuation date, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment; subject to the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $1,000

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($1,000    x    Index Performance Factor)    +    $100

Because the index performance factor will be less than 0.9, this payment will be less than the stated principal amount under this scenario.

Under no circumstances will the payment due at maturity be less than $100 or greater than $1,215 per Buffered PLUS.

October 2010	Page 7

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying commodity index, plus $100 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,215 per Buffered PLUS, or 121.5% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 121.5% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 10.75% of the initial index value will not further increase the return on the Buffered PLUS.

▪
Not equivalent to investing in the underlying commodity index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
The market price may be influenced by many unpredictable factors.  Numerous factors will influence the value of the Buffered PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts underlying the underlying commodity index, trends of supply and demand for the commodity contracts underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the Buffered PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Buffered PLUS prior to maturity may result in a loss.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered Plus, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your Buffered PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile (see “Historical Information” on page 12).

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the Buffered PLUS.  The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the

October 2010	Page 8

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the Buffered PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the Buffered PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying commodity index may substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the Buffered PLUS.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the

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Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  Some of our subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the price at which the underlying commodity index must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the price of the underlying commodity index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

October 2010	Page 10

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Commodity Index

The Dow Jones-UBS Commodity IndexSM.  The Buffered PLUS are linked to the Dow Jones-UBS Commodity IndexSM and not the Dow Jones–UBS Commodity Index Total ReturnSM.  The Dow Jones-UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones-UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.  The Dow Jones-UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.  The Dow Jones-UBS Commodity IndexSM was formerly known as the Dow Jones-AIG Commodity Index SM.  On May 6, 2009, UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business, as a result of which the Dow Jones-AIG Commodity Index SM became re-branded, and on May 8, 2009 began being published as the Dow Jones-UBS Commodity IndexSM.  The Dow Jones-UBS Commodity IndexSM has an identical methodology to the Dow Jones-AIG Commodity Index SM.  For more information, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones-UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

License Agreement between Dow Jones & Company, Inc., UBS AG and Morgan Stanley.  “Dow Jones®,” “DJ,” “UBS,” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex II—Certain Additional Commodity Index Information—The Dow Jones-UBS Commodity IndexSM” in the accompanying prospectus supplement for Commodity PLUS.

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Buffered PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered PLUS particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Morgan Stanley or the Buffered PLUS.  Dow Jones and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating DJ-UBSSM.  None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Buffered PLUS customers, in connection with the administration, marketing or trading of the Buffered PLUS.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the Buffered PLUS.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Buffered PLUS.

This pricing supplement relates only to the Buffered PLUS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Buffered PLUS should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Buffered PLUS.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

October 2010	Page 11

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying commodity index for each quarter in the period from January 1, 2005 through October 6, 2010.  The graph following the table sets forth the daily official settlement prices of the underlying commodity index for the same period.  The official settlement price of the underlying commodity index on October 6, 2010 was 141.3986.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the valuation date.
Dow Jones–UBS Commodity IndexSM	High	Low	Period End
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter (through October 6, 2010)	141.4330	138.4738	141.4330

October 2010	Page 12

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due October 12, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Underlying Commodity Index Historical Performance Daily Official Settlement Prices January 1, 2005 to October 6, 2010

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for Commodity PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for Commodity PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for Commodity PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for Commodity PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

October 2010	Page 13